Exhibit 99.1

GAMING AND LEISURE PROPERTIES, INC. ANNOUNCES SECOND QUARTER 2016 RESULTS

- Closes Acquisition of Pinnacle Entertainment's (NASDAQ: PNK) Real Estate Assets for $4.8 billion -
- Establishes 2016 Third Quarter Guidance and Revises Full Year Guidance -
- Declares 2016 Third Quarter Dividend of $0.60 per Common Share -

WYOMISSING, PA. — August 9, 2016 — Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (the “Company”), the first gaming-focused REIT in North America, today announced results for the quarter ended June 30, 2016.

Financial Highlights

	Three Months Ended June 30,
(in millions, except per share data)	2016 Actual	2016 Guidance (1)	2015 Actual
Net Revenue	$207.4	$211.3	$149.9
Net Income	$73.3	$69.7	$32.0
Funds From Operations (2)	$96.9	$93.3	$56.0
Adjusted Funds From Operations (3)	$135.1	$133.5	$79.0
Adjusted EBITDA (4)	$180.4	$180.3	$108.6

Net income, per diluted common share	$0.39	$0.38	$0.27

(1)  The guidance figures in the tables above present the guidance provided on April 26, 2016, for the three months ended June 30, 2016.

(2)  Funds from operations (“FFO”) is net income, excluding (gains) or losses from sales of property and real estate depreciation as defined by NAREIT.

(3)  Adjusted funds from operations (“AFFO”) is FFO, excluding stock based compensation expense, debt issuance costs amortization, other depreciation, amortization of land rights, straight-line rent adjustments and direct financing lease adjustments, reduced by capital maintenance expenditures.

(4)  Adjusted EBITDA is net income excluding interest, taxes on income, depreciation, (gains) or losses from sales of property, stock based compensation expense, straight-line rent adjustments, direct financing lease adjustments and the amortization of land rights.

Gaming and Leisure Properties, Inc. Chief Executive Officer, Peter M. Carlino commented, “With the completion of the Pinnacle Entertainment acquisition, we are more diversified by both tenant and geography, strengthening our already stable cash flow profile and enhancing our position as a leader within the triple-net REIT industry. We expect to close the Meadows Racetrack and Casino (“the Meadows”) transaction in September. Funding for this transaction will come from a combination of cash on hand, equity, and revolver proceeds. We expect to raise at least $168.0 million from the ATM over the course of several months which will result in the Meadows transaction leverage of 5.5 times and anticipated total Company leverage of 5.3 times on a pro forma basis by the end of the year. Further reductions in leverage, which will happen with undistributed earnings, will allow us to finance (small to moderate sized) future acquisitions without equity capital markets volatility concerns and increase the size of cash transactions we could prudently undertake. Additionally, our portfolio continues to perform well given our increased scale and we believe that we are well positioned in our assets throughout market cycles. Looking ahead, we will continue to utilize our deep industry knowledge and strong balance sheet to pursue additional accretive acquisitions that will further increase our portfolio quality and scale while growing our AFFO and dividend for our shareholders.”

The Company’s second quarter 2016 net income and FFO as compared to its guidance were impacted by the following:

•
Income from rental activities was unfavorable to guidance by $1.0 million as Penn National Gaming, Inc.'s (NASDAQ: PENN) Hollywood Casino Columbus and Hollywood Casino Toledo underperformed by $1.0 million;

•	Favorable adjustments to guidance of $2.8 million, due to finalization of PNK accounting treatment;

•	Corporate expenses were approximately $0.9 million less than guidance primarily due to lower than anticipated legal expenses for potential acquisitions;

•	Interest, net was favorable to guidance by $0.9 million primarily due to lower than anticipated interest as a result of the PNK transaction.

In addition, AFFO was impacted by $0.4 million of favorable capital maintenance expenditures for the quarter as compared to guidance.

Portfolio Update

GLPI owns approximately 4,195 acres of land and 14.7 million square feet of building space, which was 100% occupied as of June 30, 2016. At the end of the second quarter of 2016, the Company owned the real estate associated with 35 casino facilities and leases 18 of these facilities to PENN, 14 of these facilities to PNK and one to Casino Queen in East St. Louis, Illinois. Two of the gaming facilities, located in Baton Rouge, Louisiana and Perryville, Maryland, are owned and operated by a subsidiary of GLPI (GLP Holdings, Inc.) (the “TRS properties”).

Capital maintenance expenditures at the TRS properties were $0.8 million for the three months ended June 30, 2016.

Financing Update

We completed an offering of 28.75 million shares at $30.00 which was very well received in the market as the offering was upsized from 19.0 million shares. The price was a 0.3% premium to the file offer price. We had over 170 institutional investors interested in the offer, including four of the top ten REIT dedicated funds as well as significant support from existing shareholders. Additionally, we initiated a successful bond offering, which settled on April 28, 2016, with two tranches; 2021 maturity of $400.0 million at 4.375% and 2026 maturity of $975.0 million at 5.375%. We are hopeful that this is the beginning of more REIT dedicated funds finding our company to be a safe, secure and compelling investment. With the equity offering we are expecting to be approximately under 5.3 times leveraged on a pro forma basis by the end of 2016.

On August 9, 2016, the Company commenced a continuous equity offering under which the Company may sell up to an aggregate of $400 million of its common stock from time to time through a sales agent in “at the market” offerings (the “ATM Program”. Actual sales will depend on a variety of factors, including market conditions, the trading price of the Company's common stock and determinations of the appropriate sources of funding for proposed transactions. The Company may sell the shares in amounts and at times to be determined by the Company, but has no obligation to sell any of the shares in the ATM Program. The ATM Program also allows the Company to enter into forward sale agreements. In no event will the aggregate number of shares sold under the ATM Program (whether under any forward sale agreement or through a sales agent), have an aggregate sales price in excess of $400 million.

Balance Sheet Update

The Company had $23.7 million of unrestricted cash on hand and $4.5 billion in total debt, including $1,125.0 million of debt outstanding under its unsecured credit facility term loans and $20.0 million outstanding under its unsecured credit facility revolver at June 30, 2016.  The Company’s debt structure at June 30, 2016 was as follows:

	As of June 30, 2016
	Interest Rate	Balance
		(in thousands)
Unsecured Term Loan A (1)	2.382%	$300,000
Unsecured Term Loan A-1 (1)	2.210%	825,000
Unsecured $700 Million Revolver (1)	2.192%	20,000
Senior Unsecured Notes Due 2018	4.375%	550,000
Senior Unsecured Notes Due 2020	4.875%	1,000,000
Senior Unsecured Notes Due 2021	4.375%	400,000
Senior Unsecured Notes Due 2023	5.375%	500,000
Senior Unsecured Notes Due 2026	5.375%	975,000
Capital Lease	4.780%	1,339
Total long-term debt		4,571,339
Less: unamortized debt issuance costs		(57,887)
Total long-term debt, net of unamortized debt issuance costs		4,513,452
Less: current maturities of long-term debt		(105)
Long-term debt, net of unamortized debt issuance costs and current maturities		$4,513,347

(1)       The margin on the term loan facilities and revolver is Libor plus 1.75%. The Company's revolver and $300.0 million term loan credit facility mature on October 28, 2018 and the incremental term loan of $825.0 million matures on April 28, 2021.

Dividends

On April 25, 2016, the Company’s Board of Directors declared the second quarter dividend.  Shareholders of record on June 2, 2016 received $0.56 per common share, which was paid on June 17, 2016.  On August 3, 2016, the Company declared its third quarter 2016 dividend of $0.60 per common share, payable on September 23, 2016 to shareholders of record on September 12, 2016.

Guidance

The table below sets forth current guidance targets for financial results for the 2016 third quarter and full year, based on the following assumptions:

•	Reflects the acquisition of PNK's real estate assets, which closed on April 28, 2016 and the final accounting for the PNK direct financing lease;

•	Excludes any impact of the acquisition of the Meadows, which was announced on December 16, 2015 and PNK was selected as the operator as announced on March 29, 2016;

•	Reported rental income of approximately $680.9 million for the year and $199.3 million for the third quarter, consisting of:

(in millions)	Third Quarter	Full Year
Cash Rental Receipts
PENN	$110.4	$442.8
PNK	$95.0	$256.2
Casino Queen	$3.6	$14.2
PENN non-assigned land lease	$(0.8)	$(3.1)
Total Cash Rental Receipts	$208.2	$710.1

Non-Cash Adjustments
PENN straight-line rent	$(14.0)	$(55.8)
PNK direct financing lease	$(18.0)	$(48.5)
Property taxes paid by tenants	$20.9	$69.1
PNK land lease paid by tenant	$2.2	$6.0
Total Rent as Reported	$199.3	$680.9

•	Cash rent includes incremental escalator on the PENN building rent component effective November 1, 2015, which increases 2016 annual rent by $4.2 million;

•
TRS EBITDA of approximately $35.4 million for the year and $8.2 million for the third quarter with capital maintenance expenditures of approximately $3.9 million for the year and $1.3 million for the third quarter;

•	Capital project expenditures of approximately $0.3 million for the year and $0.0 million for the third quarter;

•	Blended income tax rate at the TRS entities of 40%;

•	LIBOR is based on the forward yield curve;

•	Real estate depreciation of approximately $94.6 million for the year and $23.6 million in the third quarter;

•	Non-real estate depreciation of approximately $13.3 million for the year and $3.3 million in the third quarter;

•	Expense related to acquired PNK land lease rights of approximately $6.2 million for the year and $2.3 million in the third quarter;

•	Equity-related employee compensation affecting EBITDA includes the following:

◦
Expense of approximately $1.6 million for the year and $0.4 million for the third quarter related to cash-settled equity compensation awards issued pre-spin, which will be fully vested by the first quarter of 2017;

◦
Expense of approximately $4.5 million for the year and $0.3 million for the third quarter for payments in lieu of dividends on vested stock options issued pre-spin, which will conclude with the September dividend;

•
Equity-related employee compensation that does not affect EBITDA includes non-cash expense of approximately $18.4 million for the year and $4.6 million for the third quarter for restricted stock awards;

•
Interest expense includes approximately $11.6 million for the year and $3.3 million for the third quarter of debt issuance costs amortization for existing debt and $3.5 million for the year and $0.0 million for the third quarter for amortization of fees for the bridge loan related to the PNK transaction;

•
For the purpose of the dividend calculation, AFFO is reduced by approximately $4.9 million for the full year and $1.1 million for the third quarter prior to calculation of the dividend to account for dividends on shares that will be outstanding after options held by employees are exercised;

•
The basic share count is approximately 178.3 million shares for the year and 205.5 million shares for the third quarter and the fully diluted share count is approximately 180.4 million shares for the year and 207.6 million shares for the third quarter; and

•	Estimated cash proceeds from the exercise of employee stock options of $124.0 million for the year and $49.0 million for the third quarter.

	Three Months Ending September 30,		Full Year Ending December 31,
(in millions, except per share data)	2016 Guidance	2015 Actual	Revised 2016 Guidance	Prior 2016 Guidance	2015 Actual
Net Revenue	$233.9	$147.8	$822.0	$825.7	$575.1
Net Income	$89.0	$33.2	$283.8	$270.4	$128.1
Funds From Operations (1)	$112.6	$57.1	$378.4	$365.0	$223.8
Adjusted Funds From Operations (2)	$156.6	$82.2	$531.8	$525.9	$321.8
Adjusted EBITDA (3)	$208.1	$111.0	$709.6	$708.0	$440.0

Net income, per diluted common share	$0.43	$0.28	$1.57	$1.47	$1.08

(1)         FFO is net income, excluding (gains) or losses from sales of property and real estate depreciation as defined by NAREIT.

(2)         AFFO is FFO, excluding stock based compensation expense, debt issuance costs amortization, other depreciation, amortization of land rights, straight-line rent adjustments and direct financing lease adjustments, reduced by capital maintenance expenditures.

(3)         Adjusted EBITDA is net income excluding interest, taxes on income, depreciation, (gains) or losses from sales of property, stock based compensation expense, straight-line rent adjustments, direct financing lease adjustments and the amortization of land rights.

Conference Call Details

The Company will hold a conference call on August 9, 2016 at 10:00 a.m. (Eastern Time) to discuss its financial results, current business trends and market conditions.

Webcast

The conference call will be available in the Investor Relations section of the Company's website at www.glpropinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Company’s website.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.
Domestic: 1-877-705-6003
International: 1-201-493-6725

Conference Call Playback:

Domestic: 1-877-870-5176
International: 1-858-384-5517
Passcode: 13641103
The playback can be accessed through August 16, 2016.

Disclosure Regarding Non-GAAP Financial Measures

Funds From Operations (“FFO”), Adjusted Funds From Operations (“AFFO”) and Adjusted EBITDA, which are detailed in the reconciliation tables that accompany this release, are used by the Company as performance measures for benchmarking against the Company’s peers and as internal measures of business operating performance. The Company believes FFO, AFFO, and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of the Company’s current business.  This is especially true since these measures exclude real estate depreciation, and we believe that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. In addition, in order for the Company to qualify as a REIT, it must distribute 90% of its REIT taxable income annually. The Company adjusts AFFO accordingly to provide our investors an estimate of taxable income for this distribution requirement. Direct financing lease adjustments represent the portion of cash rent we receive from tenants that is applied against our lease receivable and thus not recorded as revenue and the amortization of land rights represents the non-cash amortization of the value assigned to the Company's assumed ground leases.

FFO, AFFO and Adjusted EBITDA are non-GAAP financial measures, that are considered a supplemental measure for the real estate industry and a supplement to GAAP measures. NAREIT defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding (gains) or losses from sales of property and real estate depreciation.  We have defined AFFO as FFO excluding stock based compensation expense, debt issuance costs amortization, other depreciation, amortization of land rights, straight-line rent adjustments and direct financing lease adjustments, reduced by capital maintenance expenditures. Finally, we have defined Adjusted EBITDA as net income excluding interest, taxes on income, depreciation, (gains) or losses from sales of property, stock based compensation expense, straight-line rent adjustments, direct financing lease adjustments and the amortization of land rights.

FFO, AFFO and Adjusted EBITDA are not recognized terms under GAAP.  Because certain companies do not calculate FFO, AFFO, and Adjusted EBITDA in the same way and certain other companies may not perform such calculation, those measures as used by other companies may not be consistent with the way the Company calculates such measures and should not be considered as alternative measures of operating profit or net income. The Company’s presentation of these measures does not replace the presentation of the Company’s financial results in accordance with GAAP.

About Gaming and Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI elected to be taxed as a real estate investment trust (“REIT”) for United States federal income tax purposes commencing with the 2014 taxable year and is the first gaming-focused REIT.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing GLPI’s planned acquisitions or projects; including the post-transaction impact on GLPI's financial condition, operating results, strategy and plans; the ability to consummate our anticipated acquisition of the equity interests of PA Meadows, LLC, the owner of the Meadows Racetrack & Casino, including consummation of our announced transaction with Pinnacle to acquire the Meadows operating assets and enter into a long-term lease with us; GLPI's ability to maintain its status as a REIT; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; our ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Reports on Form

10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission. All subsequent written and oral forward looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this press release may not occur.

Additional Information

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. In connection with the establishment of its ATM Program, the Company filed with the SEC a prospectus supplement dated August 9, 2016 to the prospectus contained in its effective Registration Statement on Form S-3 (No. 333-210423), filed with the SEC on March 28, 2016.  This communication is not a substitute for the filed Registration Statement/prospectus or any other document that the Company may file with the SEC or send to its shareholders in connection with the proposed transactions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND PROSPECTUS THAT HAVE BEEN FILED WITH THE SEC AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. You may obtain free copies of the registration statement/prospectus and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company are available free of charge on the Company’s investor relations website at investors.glpropinc.com or by contacting the Company’s investor relations representative at (203) 682-8211.

Contact

Investor Relations – Gaming and Leisure Properties, Inc.

Kara Smith
T: 646-277-1211
Email: Kara.Smith@icrinc.com

Bill Clifford
T: 610-401-2900
Email: Bclifford@glpropinc.com

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Rental income	$142,101	$98,295	$242,316	$195,843
Income from direct financing lease	12,631	—	12,631	—
Real estate taxes paid by tenants	15,673	12,943	27,500	26,293
Total rental revenue and income from direct financing lease	170,405	111,238	282,447	222,136
Gaming	35,539	37,131	70,922	73,510
Food, beverage and other	2,832	2,855	5,608	5,670
Total revenues	208,776	151,224	358,977	301,316
Less promotional allowances	(1,415)	(1,357)	(2,796)	(2,744)
Net revenues	207,361	149,867	356,181	298,572
Operating expenses
Gaming	19,105	20,271	38,039	39,287
Food, beverage and other	2,084	2,177	4,137	4,361
Real estate taxes	16,075	13,209	28,282	26,964
General and administrative	22,261	23,722	43,167	45,261
Depreciation	27,019	27,617	54,102	55,028
Total operating expenses	86,544	86,996	167,727	170,901
Income from operations	120,817	62,871	188,454	127,671

Other income (expenses)
Interest expense	(45,936)	(29,585)	(79,337)	(59,147)
Interest income	654	585	1,171	1,180
Total other expenses	(45,282)	(29,000)	(78,166)	(57,967)

Income from operations before income taxes	75,535	33,871	110,288	69,704
Income tax expense	2,271	1,882	4,275	4,584
Net income	$73,264	$31,989	$106,013	$65,120

Earnings per common share:
Basic earnings per common share	$0.40	$0.28	$0.70	$0.57
Diluted earnings per common share	$0.39	$0.27	$0.69	$0.55

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Operations
(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDA
	Three Months Ended June 30,		Three Months Ended June 30,
	2016	2015	2016	2015
Real estate	$170,405	$111,238	$170,356	$98,819
GLP Holdings, LLC. (TRS)	36,956	38,629	10,093	9,802
Total	$207,361	$149,867	$180,449	$108,621

	NET REVENUES		ADJUSTED EBITDA
	Six Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Real estate	$282,447	$222,136	$273,866	$199,162
GLP Holdings, LLC. (TRS)	73,734	76,436	19,816	20,021
Total	$356,181	$298,572	$293,682	$219,183

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
General and Administrative Expenses
(in thousands) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Real estate general and administrative expenses (1) (2)	$16,962	$17,589	$32,190	$33,144
GLP Holdings, LLC. (TRS) general and administrative expenses (2)	5,299	6,133	10,977	12,117
Total	$22,261	$23,722	$43,167	$45,261

(1)         Includes stock based compensation of $7.0 million and $14.3 million for the three and six months ended June 30, 2016, respectively, and $8.2 million and $17.4 million for the three and six months ended June 30, 2015, respectively.

(2) General and administrative expenses include payroll related expenses, insurance, utilities, professional fees and other administrative costs.

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
CONSOLIDATED
(in thousands) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income	$73,264	$31,989	$106,013	$65,120
Losses or (gains) from dispositions of property	—	66	(15)	67
Real estate depreciation	23,671	23,925	47,362	47,851
Funds from operations	$96,935	$55,980	$153,360	$113,038
Straight-line rent adjustments	13,956	13,956	27,912	27,912
Direct financing lease adjustments	12,525	—	12,525	—
Other depreciation (1)	3,348	3,692	6,740	7,177
Amortization of land rights	1,541	—	1,541	—
Debt issuance costs amortization	3,050	2,019	8,632	4,039
Stock based compensation	4,591	4,111	9,163	8,505
Maintenance CAPEX (2)	(835)	(775)	(1,197)	(1,726)
Adjusted funds from operations	$135,111	$78,983	$218,676	$158,945
Interest, net	45,282	29,000	78,166	57,967
Income tax expense	2,271	1,882	4,275	4,584
Maintenance CAPEX (2)	835	775	1,197	1,726
Debt issuance costs amortization	(3,050)	(2,019)	(8,632)	(4,039)
Adjusted EBITDA	$180,449	$108,621	$293,682	$219,183

(1) Other depreciation includes both real estate and equipment depreciation from the Company's taxable REIT subsidiaries as well as equipment depreciation from the REIT subsidiaries.

(2) Capital maintenance expenditures are expenditures to replace existing fixed assets with a useful life greater than one year that are obsolete, worn out or no longer cost effective to repair.

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
REAL ESTATE and CORPORATE (REIT)
(in thousands) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income	$70,654	$29,728	$100,755	$60,151
Losses from dispositions of property	—	46	—	46
Real estate depreciation	23,671	23,925	47,362	47,851
Funds from operations	$94,325	$53,699	$148,117	$108,048
Straight-line rent adjustments	13,956	13,956	27,912	27,912
Direct financing lease adjustments	12,525	—	12,525	—
Other depreciation (1)	526	468	1,047	935
Amortization of land rights	1,541	—	1,541	—
Debt issuance costs amortization	3,050	2,019	8,632	4,039
Stock based compensation	4,591	4,111	9,163	8,505
Maintenance CAPEX	—	—	—	—
Adjusted funds from operations	$130,514	$74,253	$208,937	$149,439
Interest, net (2)	42,682	26,399	72,965	52,766
Income tax expense	210	186	596	996
Maintenance CAPEX	—	—	—	—
Debt issuance costs amortization	(3,050)	(2,019)	(8,632)	(4,039)
Adjusted EBITDA	$170,356	$98,819	$273,866	$199,162

(1) Other depreciation includes equipment depreciation from the Company's REIT subsidiaries.

(2)         Interest expense, net is net of intercompany interest eliminations of $2.6 million and $5.2 million for both the three and six months ended June 30, 2016 and 2015, respectively.

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
GLP HOLDINGS, LLC (TRS)
(in thousands) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income	$2,610	$2,261	$5,258	$4,969
Losses or (gains) from dispositions of property	—	20	(15)	21
Real estate depreciation	—	—	—	—
Funds from operations	$2,610	$2,281	$5,243	$4,990
Straight-line rent adjustments	—	—	—	—
Direct financing lease adjustments	—	—	—	—
Other depreciation (1)	2,822	3,224	5,693	6,242
Amortization of land rights	—	—	—	—
Debt issuance costs amortization	—	—	—	—
Stock based compensation	—	—	—	—
Maintenance CAPEX (2)	(835)	(775)	(1,197)	(1,726)
Adjusted funds from operations	$4,597	$4,730	$9,739	$9,506
Interest, net	2,600	2,601	5,201	5,201
Income tax expense	2,061	1,696	3,679	3,588
Maintenance CAPEX (2)	835	775	1,197	1,726
Debt issuance costs amortization	—	—	—	—
Adjusted EBITDA	$10,093	$9,802	$19,816	$20,021

(1) Other depreciation includes both real estate and equipment depreciation from the Company's taxable REIT subsidiaries.

(2) Capital maintenance expenditures are expenditures to replace existing fixed assets with a useful life greater than one year that are obsolete, worn out or no longer cost effective to repair.